1 BELMOND BRAND LAUNCH

2 • A diverse collection of iconic assets acquired over time – Historically heavy emphasis on promoting local product identities – Integrated processes introduced for soft brand delivery over past three years • Previous brand approach limitations – Licensed corporate brand name – Low cross-visitation due to prominence of local brand • Opportunities – Low brand transformation risk at this time, since awareness is concentrated on the local identities – Legacy ‘Journeys’ strategy is an accepted point of difference and will continue – Strong stakeholder loyalty: employees, customers (consumers, travel agents) OUR PREVIOUS BRAND STRATEGY REFLECTED THE COMPANY’S EVOLUTION

3 EACH PRODUCT IS ENDOWED WITH ITS OWN NAME AND CREATIVE IDENTITY

4 A SINGULAR BRAND TO CONNECT OUR DESTINATIONS IS A STRATEGIC OPPORTUNITY

5 • Leading New York creative agency engaged to create a new name to: – Speak to our origins as pre-eminent curator of world renowned hotels and travel experiences – Embody our philosophy of providing authentic experiences in each destination and community – Capture the character and charisma of our employees and culture • Testing and due diligence – Major market interviews in US and UK with affluent international travelers – Cultural and linguistic reviews in 11 markets – North America, South America, Asia, Europe – Stakeholder consultations • Visual identity and creative processes • Result: a bespoke, owned brand providing full control and flexibility A GLOBAL DEVELOPMENT PROCESS

6 The ultimate travel connoisseur, creating exceptional experiences worldwide

7 A BRAND ARCHITECTURE THAT BALANCES THE NEW NAME WITH ESTABLISHED ICONS

8 UNIQUE LUXURY TRAVEL EXPERIENCES – HOTELS, TRAINS, RIVER CRUISES – UNIFIED

9 INTRODUCES A TANGIBLE OPPORTUNITY TO INCREASE FAIR MARKET SHARE SOURCE: AMERICAN EXPRESS BUSINESS INSIGHTS STUDY COMMISSIONED FOR ORIENT-EXPRESS HOTELS LTD. 2013/12 PREVIOUS BRAND STRATEGY

10 Pocket-sized directory Website – responsive designs Communications, eg email NEW IDENTITY ACROSS ALL CHANNELS FROM MARCH 10, 2014 Product collateral Product websites On-property touch points UPDATE 24#January#2014# 9# SEE$PDF$DOCUMENT$ DIRECTORY$

11 EXECUTION OF A PHASED BRAND MIGRATION BEGINS TODAY, FEBRUARY 24, 2014 First ever international media campaign – Q3 New on-property brand touch points – from Q2 Migration of corporate legal name and ticker (BEL) B2B roadshows in all feeder markets Creative cutover & first brand-wide promotion 3/10 Partner outreach, employee engagement

12 • Wholly-owned and globally registered brand – Confidence to invest in the brand and completely control its positioning – $15 million investment over 5 years, of which $5 million will be invested in 2014 • Low risk nature of chosen brand transition approach – Belmond brand value created is incremental to existing recognition of iconic product identities • Increased awareness for our existing guests and travel partners – Stimulates cross-visitation from consumers and repeat business from partners • Increased awareness for new customers, markets, properties – Investment in advertising and promotions – Boosts awareness in key feeder markets KEY BENEFITS OF THE NEW BRAND STRATEGY AND MIGRATION EXECUTION

13 A NEW GLOBAL BRAND HARNESSING ESTABLISHED LOCAL ICONS The ultimate travel connoisseur, Belmond curates exceptional vacations in some of the most exciting destinations worldwide. A global collection with strong local presence, we bring enrichment and elegance to every stay. Masters of the art of hospitality, hosts of exceptional celebrations, we inspire and delight. Whether traveling for pleasure or a business event, Belmond offers a wealth of uplifting experiences that live on in the memory for years to come.

Q&A BELMOND.COM